As filed with the Securities and Exchange Commission on December 26, 2019.

     Registration No. 333-226315

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 2 TO

FORM S-1

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Joshua Gold Resources Inc.
(Exact name of registrant as specified in its charter)

Nevada	1040	27-0531073
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Number)	(IRS Employer Identification Number)

Joshua Gold Resources Inc.

35 Perry Street, Woodstock, Ontario, Canada N4S 3C4

(Address of Principal Executive Offices)(Zip Code)

(877) 539-6109

 (Name, address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

Benedetto Fuschino

President and Chief Executive Officer

Joshua Gold Resources Inc.

35 Perry Street, Woodstock, Ontario, Canada N4S 3C4

(877) 539-6109

 (Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Branden T. Burningham, Esq.

Burningham Law Group

2150 South 1300 East, Suite 500

Salt Lake City, Utah, 84106

Telephone No.: (801) 363-7411

Facsimile No.: (801) 990-4235

Approximate date of proposed sale to the public: As soon as practicable and from time to time after the effective date of this Registration Statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company.  See definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☒
		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided to Section 7(a)(2)(B) of the Securities Act.   ☐

EXPLANATORY NOTE:  DEREGISTRATION OF A PORTION OF REGISTERED SECURITIES

This Post-Effective Amendment No. 2 relates to the Registration Statement on Form S-1 (Registration No. 333-226315) of Joshua Gold Resources Inc., a Nevada corporation (the “Company”), which Registration Statement was publicly filed with the Securities and Exchange Commission (the “Commission”) on July 24, 2018, and declared effective on August 10, 2018.

The Registration Statement provides for the registration of:  (i) 5,000,000 shares of common stock for sale by the Company under its Primary Offering; and (ii) 62,912,797 shares of common stock for resale under a Secondary Offering by certain Selling Stockholders of the Company.  On January 24, 2019, the Company filed with the Commission its Post-Effective Amendment No. 1 to its Registration Statement, by which it removed and withdrew from registration the 4,924,410 shares that were registered but remained unsold upon the termination of the Primary Offering as of that date.  Post-Effective Amendment No. 1 became effective as of February 4, 2019.

As of the date hereof, none of the Selling Stockholders has sold any shares of common stock under the Secondary Offering.  In addition, all of the shares that were registered as part of the Secondary Offering have satisfied a one year holding requirement under Rule 144 of the Commission and may be sold pursuant to such exemption in the event that the other requirements of Rule 144 have been met.  For these reasons, the Board of Directors of the Company has resolved to terminate the Secondary Offering.  In accordance with an undertaking made by the Company in the Registration Statement to remove from registration, by means of a post-effective amendment, any of the securities registered thereunder that remain unsold at the termination of the offerings, the Company hereby removes and withdraws from registration the 62,912,797 shares that were registered but remained unsold upon the termination of the Secondary Offering.

SIGNATURE

Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Post-Effective Amendment No. 2 to the Registration Statement on Form S-1 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Woodstock, Ontario, on the 23 day of December, 2019.

Joshua Gold Resources Inc.

Date: December 23, 2019	By:	/s/ Benedetto Fuschino
Benedetto Fuschino
President and Chief Executive Officer

Note:  No other person is required to sign this Post-Effective Amendment No. 2 to the Registration Statement on Form S-1 in reliance upon Rule 478(a)(4) under the Securities Act of 1933, as amended.